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                                                                       EXHIBIT 5

                                  PALMER & DODGE LLP
                                  One Beacon Street
                             Boston, Massachusetts 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                    April 24, 1997


Genzyme Transgenics Corporation
Five Mountain Road
Framingham, Massachusetts  01701

    We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Transgenics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 166,108 shares of the Company's Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

    We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

    Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

    We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,


                              /s/ Palmer & Dodge LLP
                             Palmer & Dodge LLP